Exhibit 99.1
Press Release

Triad Guaranty Inc. Announces the Adoption of Tax Benefits Preservation Plan

Plan Designed to Help Preserve Tax Assets

WINSTON-SALEM, N.C., September 14, 2010 — Triad Guaranty Inc. (OTCBB: TGIC) (the “Company”), today announced that its board of directors has adopted a Tax Benefits Preservation Plan (the “Plan”) to help protect the ability of the Company and its subsidiaries to recognize certain potential tax benefits in future periods from net unrealized built-in losses and tax credits (the “Tax Benefits”).  This Plan is similar to tax benefits preservation plans adopted by other public companies with significant tax assets.

The ability to employ the Tax Benefits depends on future taxable income and limitations imposed by tax laws; however, ability of the Company and its subsidiaries to use their respective Tax Benefits would be substantially limited if there were an “ownership change” of the Company as defined under Section 382 of the Internal Revenue Code and related Internal Revenue Service pronouncements.  In general, an ownership change would occur if the Company’s “5% shareholders,” as defined under Section 382, collectively increase their ownership in the Company by more than 50 percentage points over a rolling three-year period.

As part of the Plan, the Company’s board of directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of its common stock.  The dividend will be payable to holders of record as of the close of business on September 27, 2010, but the Rights would only be activated if triggered by the Plan.

The Rights will be triggered in any instance of a person becoming a 5% shareholder or by an existing 5% shareholder increasing its ownership percentage (subject to certain exceptions).  If triggered, each Right would become exercisable, which could result in significant economic dilution to such acquiring person.

The Rights will trade with, and be represented by, the existing common stock of the Company and no further action by stockholders is necessary unless and until a triggering event occurs and the Rights become exercisable. Should the Rights become exercisable, the Company will notify stockholders.

The Rights expire on the earliest of:

•     May 31, 2014;

•     the time at which all Rights are redeemed or exchanged;

•     the first day of a taxable year of the Company as to which the Company’s board of directors determines that no tax benefits may be carried forward;

•     a date, prior to the date of the first public announcement that the plan has been triggered, on which the Company’s board of directors determines that the Rights and the Plan are no longer necessary for the preservation or existence of the tax benefits or are no longer in the best interests of the Company and its stockholders;

•     the failure of stockholders to approve the Plan at the 2011 annual meeting of the Company’s stockholders; and

•     the repeal or amendment of Section 382 or any successor statute, if the Company’s board of directors determines that the Plan is no longer necessary for the preservation of tax benefits.

The issuance of the Rights will not affect the Company’s reported earnings per share, is not taxable to the Company or its stockholders and will not change the way in which Company shares are traded prior to the triggering of the Rights.

Additional information regarding the Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.  In addition, Company stockholders of record as of September 27, 2010 will be mailed a detailed summary of the Plan.

Triad Guaranty Inc.’s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer pursuing a run-off of its existing in-force book of business.  For more information, please visit the Company’s web site at www.triadguaranty.com.

Certain of the statements contained in this release are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond our control and they have been made based upon our current expectations and beliefs concerning future developments and their potential effect on us. Actual developments and their results could differ materially from those expected by us, depending on the outcome of a number of factors, including the various factors described under “Risk Factors” and in the “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in other reports and statements filed with the Securities and Exchange Commission.  The Plan is designed to deter certain transfers of our common stock that could result in an “ownership change.”  However, the Plan does not deter all types of transfers that could result in an ownership change, such as sales of our common stock, nor does the Plan prevent transfers of our common stock.  Accordingly, there can be no assurance that the Plan will deter or prevent an ownership change.  The ability to employ net operating losses, loss carryforwards and other tax assets depends on future taxable income and limitations imposed by tax laws, and there can be no guarantee that such benefits may be realized by the Company or its subsidiaries.  Forward-looking statements are based upon our current expectations and beliefs concerning future events and we undertake no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as otherwise required by law.

SOURCE: Triad Guaranty Inc.
CONTACT: Bob Ogburn, Vice President and Treasurer, at 336.723.1282 ext. 1167 or bogburn@tgic.com

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